Exhibit 99.2

Pactiv Evergreen Inc. Declares Quarterly Dividend

LAKE FOREST, Ill., November 12, 2024 (GLOBE NEWSWIRE) -- Pactiv Evergreen Inc. (NASDAQ: PTVE) today announced that its board of directors has approved the payment of a quarterly dividend of $0.10 per share of common stock. The dividend will be paid on December 13, 2024 to shareholders of record at the close of business on December 2, 2024.

About Pactiv Evergreen Inc. Pactiv Evergreen Inc. (NASDAQ: PTVE) is a leading manufacturer and distributor of fresh foodservice and food merchandising products and fresh beverage cartons in North America. The Company produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors. Learn more at www.pactivevergreen.com.

Contact:
Curt Worthington
847.482.2040
InvestorRelations@pactivevergreen.com